Provident Bancorp, Inc. Reports First Quarter Net Income of $5.0 Million

Company Release

04/25/2024

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended March 31, 2024 of $5.0 million, or $0.30 per diluted share, compared to $2.9 million, or $0.18 per diluted share, for the quarter ended December 31,2023 and $2.1 million, or $0.13 per diluted share, for the quarter ended March 31, 2023.  The Company’s return on average assets was 1.26% for the quarter ended March 31, 2024, compared to 0.70% for the quarter ended December 31, 2023, and 0.53% for the quarter ended March 31, 2023. The Company’s return on average equity was 8.93% for the quarter ended March 31, 2024, compared to 5.33% for the quarter ended December 31, 2023, and 4.01% for the quarter ended March 31, 2023.

In announcing these results, Joseph Reilly, Chief Executive Officer, said,  “The banking industry continues to face pressure from a challenging interest rate environment, so we are excited to report earnings for the quarter of $5.0 million. These earnings highlight the Bank’s successful efforts to improve asset quality, stabilize our net interest margin and reduce certain large, recurring expenses.  We are happy to report that in early April 2024, the Bank exited our one remaining digital asset lending relationship,  fully eliminating our lending exposure in this area. We look forward to experiencing continued benefits from successfully executing the Company’s strategic plan by mindfully managing our balance sheet in response to market conditions and seeking opportunities to reduce operating expenses.”

For the quarter ended March 31, 2024, net interest and dividend income was $12.5 million, a decrease of $1.1 million, or 8.0%, from the quarter ended December 31, 2023, and a decrease of $3.3 million, or 21.1%, compared to the quarter ended March 31, 2023. The interest rate spread and net interest margin were 2.28% and 3.38%, respectively, for the quarter ended March 31, 2024, compared to 2.36% and 3.45%, respectively, for the quarter ended December 31, 2023, and 3.38% and 4.32%, respectively, for the quarter ended March 31, 2023.  The decreases in net interest income for the quarter ended March 31, 2024, compared to the respective prior periods, are illustrative of the general challenges faced by the banking industry due to the current interest rate environment.

Total interest and dividend income was $22.0 million for the quarter ended March 31, 2024, a decrease of $1.5 million, or 6.5%, from the quarter ended December 31, 2023, and an increase of $1.4 million, or 6.8%, from the quarter ended March 31, 2023. The Company’s yield on interest-earning assets was 5.97% for the quarter ended March 31, 2024, a decrease of two basis points from the quarter ended December 31, 2023, and an increase of 34 basis points from the quarter ended March 31, 2023.

Total interest expense was $9.5 million for the quarter ended March 31, 2024, a decrease of $452,000, or 4.5%, from the quarter ended December 31, 2023, and an increase of $4.7 million, or 98.5% from the quarter ended March 31, 2023. Interest expense on deposits was $9.3 million for the quarter ended March 31, 2024, a decrease of $565,000, or 5.7%, from the quarter ended December 31, 2023, and an increase of $5.4 million, or 139.4% from the quarter ended March 31, 2023. The decrease in interest expense on deposits from the prior quarter was primarily due to a $73.1 million, or 6.7%, decrease in the average balance of interest-bearing deposits.  The increase in interest expense from the prior year quarter was due to both an increase in the average balance of interest-bearing deposits of $244.4 million, or 31.8%, and an increase in the cost of interest-bearing deposits of 166 basis points. Interest expense on borrowings totaled $209,000 for the quarter ended March 31, 2024, an increase of $113,000, or 117.7%, from the prior quarter, and a decrease of $701,000 over the prior year quarter. The increase in interest expense on borrowings from the prior quarter was primarily driven by an increase in the average balance of borrowings of $6.1 million, or 39.0%. The decrease in interest expense on borrowings from the prior year quarter was primarily driven by a decrease in the average balance of borrowings of $66.1 million, or 75.2%. The Company’s total cost of funds was 3.69% for the quarter ended March 31, 2024, which is an increase of six basis points, from 3.63%, for the quarter ended December 31, 2023, and an increase of 144 basis points from 2.25% for the quarter ended March 31, 2023.

Mr. Reilly noted, “The ongoing ‘higher for longer’ interest rate environment continues to drive heavy competition in attracting low-cost deposits to the Bank.  In response, we have enhanced our connection to the local markets in which we operate, understanding that the long, successful history of the Bank has only been made possible by the support of these communities. This engagement has resulted in a market presence that cultivates our most valued relationships and opportunities, rooted in trust and mutual benefit, where the Bank has established itself as a leading reliable, local banking partner.”

The Company recognized a credit loss benefit of $5.6 million for the quarter ended March 31, 2024, compared to a $1.2 million credit loss benefit recognized for the quarter ended December  31,  2023, and a $1.8 million provision for credit losses recognized for the quarter ended March 31, 2023.  The allowance for credit losses on loans was $16.0 million, or 1.18% of total loans, as of March 31, 2024, compared to $21.6 million, or 1.61% of total loans, as of December 31, 2023, and $24.8 million, or 1.84% of total loans, as of March 31, 2023. The $5.6 million credit loss benefit and the resulting reduction in the allowance for credit losses is primarily due to a reduction in reserves on individually analyzed loans totaling $4.9 million and a general provision reversal of $675,000. An enterprise value loan, totaling $2.0 million, that was individually analyzed for reserves, paid off during the quarter, resulting in the elimination of $1.1 million in related reserves. The remaining $3.8 million reduction in the individually analyzed reserves was driven by the Company reaching a settlement with a digital asset borrower, which closed subsequent to quarter end. The reserves and loan balance at March 31, 2024 represent the remaining exposure on this digital asset loan.

Net charge-offs totaled $22,000 for the quarter ended March 31, 2024, compared to $1.2 million for the quarter ended December 31, 2023, and $3.6 million for the quarter ended March 31, 2023. Non-performing assets were $12.4 million, or 0.74% of total assets, as of March 31, 2024, compared to $16.5 million, or 0.99% of total assets, as of December 31, 2023 and $31.5 million, or 1.85% of total assets, as of March 31, 2023.  These improvements were primarily a result of the reduction in individually analyzed loans and associated reserves, and indicative of the Bank’s continued efforts to improve asset quality.

Mr. Reilly noted “Management has been successful in reducing our exposure to non-performing assets, which decreased approximately 25% since December 31, 2023.  We will continue to focus on lowering our risk profile by directing our growth towards traditional lending segments, including commercial real estate, and proactively resolving troubled credits.”

Noninterest income was $1.4 million for the quarter ended March 31, 2024, compared to $1.6 million for the quarter ended December 31, 2023, and $1.9 million for the quarter ended March 31, 2023. The decrease of $291,000, or 17.7%, compared to the prior quarter was primarily due to a decrease in customer service fees on deposit accounts. The decrease of $591,000, or 30.4% from the prior year quarter was primarily due to decreases in customer service fees on deposit accounts and gains on sale of other repossessed assets in the first quarter of 2023.

Noninterest expense was $12.7 million for the quarter ended March 31, 2024, compared to $12.5 million for the quarter ended December 31, 2023 and $13.2 million for the quarter ended March 31, 2023. The increase of $279,000, or 2.2%, compared to prior quarter was primarily due to a $1.3 million, or 19.1%, increase in salaries and employee benefits, which includes $577,000 in expenses related to the Company’s separation with a former executive.  This increase was partially offset by a  decrease in other expense of $358,000, or 35.3%, a decrease in marketing expense of $175,000, or 90.7%, a decrease in professional fees of $173,000, or 11.6%, a decrease in insurance expense of $150,000, or 33.3%, and a decrease in service fees of $123,000, or 33.7%. The decrease in noninterest expense of $476,000, or 3.6%, from the prior year quarter, was primarily due to a $399,000 decrease in salaries and employee benefits. The decreases over prior periods represent the Bank’s continued endeavor to decrease its noninterest expenses, including the termination of certain vendor partnerships and consulting agreements.

Mr. Reilly noted, “We have focused on reducing our expenses by thoroughly analyzing recurring costs and eliminating unnecessary spend, through renegotiating contracts and reviewing the necessity of other expenses with a higher level of scrutiny.  We will continue to review our processes to identify cost save opportunities and lower our recurring noninterest expenses.”

The Company recorded a provision for income taxes of $1.7 million for the quarter ended March 31, 2024, reflecting an effective tax rate of 25.5%, compared to $1.1 million, or an effective tax rate of 26.7%, for the quarter ended December 31, 2023, and $670,000, or an effective tax rate of 24.2% for the quarter ended March 31, 2023.

Total assets were $1.66 billion at March 31, 2024, a decrease of $11.6 million, or 0.7%, from $1.67 billion at December 31, 2023. Cash and cash equivalents decreased $29.5 million, or 13.4%, totaling $190.9 million at March 31, 2024 compared to $220.3 million at December 31, 2023, primarily due to an increase in net loans and a decrease in borrowings. Net loans were $1.34 billion at March 31, 2024, an increase of $19.4 million, or 1.5%, from December 31, 2023, primarily due to increases of $45.8 million in mortgage warehouse loans and $9.4 million in commercial real estate loans, partially offset by decreases of $26.4 million in enterprise value loans and $11.3 million in commercial loans.  The allowance for credit losses on loans decreased $5.6 million, or 25.8%, to $16.0 million during the quarter ended March 31, 2024, related to the previously discussed reductions to reserves on individually analyzed loans.

Total deposits were $1.332 billion at March 31, 2024, an increase of $856,000, or 0.1%, from $1.331 billion at December 31, 2023. Deposits obtained through a national exchange increased $29.0 million, or 21.2% and enterprise value deposits increased $2.9 million, or 2.4%. These increases were offset by decreases in retail deposits of $16.7 million, or 2.3%, and brokered deposits of $15.4 million, or 7.9%. Total borrowings were $89.7 million at March 31, 2024, a decrease of $15.0 million, or 14.4%, when compared to December 31, 2023.

As of March 31, 2024, shareholders’ equity increased $5.3 million, or 2.4%, to  $227.2 million compared to $221.9 million at December 31, 2023. The increase was primarily due to first quarter net income of $5.0 million. Stockholders’ equity to total assets was 13.7% at March 31, 2024, compared to 13.3% at December 31, 2023. Book value per share increased to $12.87 at March 31, 2024, from $12.55 at December 31, 2023. Market value per share decreased 9.6% to $9.10 at March 31, 2024, from $10.07 at December 31, 2023. As of March 31, 2024, the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

Mr. Reilly concluded, “The Company is executing its strategic plan into 2024, and has successfully done so through the first quarter, proving its resiliency in a difficult market. We will continue to work hard to reinforce the pillars of our strong foundation and face our challenges with the same resolve that has brought us almost 200 years of successfully serving our communities and stakeholders.”

About Provident Bancorp, Inc.

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control), and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on  which they are given). These factors include: general economic conditions; interest rates; inflation; potential recessionary conditions; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our level and methodology for calculating our allowance for credit losses; changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Joseph Reilly,  603-494-8552

President and Chief Executive Officer

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheets

	At	At
	March 31,	December 31,
(Dollars in thousands)	2024	2023
Assets	(Unaudited)
Cash and due from banks	$21,341	$22,200
Short-term investments	169,510	198,132
Cash and cash equivalents	190,851	220,332
Debt securities available-for-sale (at fair value)	27,912	28,571
Federal Home Loan Bank stock, at cost	3,605	4,056
Loans:
Commercial real estate	478,293	468,928
Construction and land development	76,785	77,851
Residential real estate	6,932	7,169
Mortgage warehouse	212,389	166,567
Commercial	164,789	176,124
Enterprise value	407,233	433,633
Digital asset	10,071	12,289
Consumer	88	168
Total loans	1,356,580	1,342,729
Allowance for credit losses on loans	(16,006)	(21,571)
Net loans	1,340,574	1,321,158
Bank owned life insurance	45,037	44,735
Premises and equipment, net	12,835	12,986
Accrued interest receivable	5,921	6,090
Right-of-use assets	3,739	3,780
Deferred tax asset, net	13,048	14,461
Other assets	15,236	14,140
Total assets	$1,658,758	$1,670,309
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$310,343	$308,769
NOW	66,019	93,812
Regular savings	258,776	231,593
Money market deposits	450,596	456,408
Certificates of deposit	246,344	240,640
Total deposits	1,332,078	1,331,222
Borrowings:
Short-term borrowings	80,000	95,000
Long-term borrowings	9,663	9,697
Total borrowings	89,663	104,697
Operating lease liabilities	4,142	4,171
Other liabilities	5,632	8,317
Total liabilities	1,431,515	1,448,407
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,659,146 and 17,677,479 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	177	177
Additional paid-in capital	124,415	124,129
Retained earnings	111,266	106,285
Accumulated other comprehensive loss	(1,602)	(1,496)
Unearned compensation - ESOP	(7,013)	(7,193)
Total shareholders' equity	227,243	221,902
Total liabilities and shareholders' equity	$1,658,758	$1,670,309

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023
Interest and dividend income:
Interest and fees on loans	$20,069	$20,000	$20,006
Interest and dividends on debt securities available-for-sale	237	232	238
Interest on short-term investments	1,729	3,334	383
Total interest and dividend income	22,035	23,566	20,627
Interest expense:
Interest on deposits	9,340	9,905	3,901
Interest on short-term borrowings	178	64	824
Interest on long-term borrowings	31	32	86
Total interest expense	9,549	10,001	4,811
Net interest and dividend income	12,486	13,565	15,816
Credit loss (benefit) expense - loans	(5,543)	(1,227)	2,935
Credit loss benefit - off-balance sheet credit exposures	(38)	(7)	(1,156)
Total credit loss (benefit) expense	(5,581)	(1,234)	1,779
Net interest and dividend income after credit loss (benefit) expense	18,067	14,799	14,037
Noninterest income:
Customer service fees on deposit accounts	674	1,007	979
Service charges and fees - other	309	336	451
Bank owned life insurance income	302	298	266
Other income	71	6	251
Total noninterest income	1,356	1,647	1,947
Noninterest expense:
Salaries and employee benefits	8,145	6,837	8,544
Occupancy expense	443	421	421
Equipment expense	152	156	144
Deposit insurance	333	368	278
Data processing	413	432	361
Marketing expense	18	193	83
Professional fees	1,314	1,487	1,403
Directors' compensation	174	135	200
Software depreciation and implementation	543	596	417
Insurance expense	301	451	452
Service fees	242	365	236
Other	657	1,015	672
Total noninterest expense	12,735	12,456	13,211
Income before income tax expense	6,688	3,990	2,773
Income tax expense	1,707	1,066	670
Net income	$4,981	$2,924	$2,103
Earnings per share:
Basic	$0.30	$0.18	$0.13
Diluted	$0.30	$0.18	$0.13
Weighted Average Shares:
Basic	16,669,451	16,639,142	16,530,627
Diluted	16,720,653	16,690,937	16,531,266

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	March 31,			December 31,			March 31,
	2024			2023			2023
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,323,260	$20,069	6.07%	$1,328,658	$20,000	6.02%	$1,391,941	$20,006	5.75%
Short-term investments	123,546	1,729	5.60%	216,722	3,334	6.15%	40,931	383	3.74%
Debt securities available-for-sale	28,234	205	2.90%	25,968	192	2.96%	28,727	193	2.69%
Federal Home Loan Bank stock	1,783	32	7.18%	1,507	40	10.62%	2,639	45	6.82%
Total interest-earning assets	1,476,823	22,035	5.97%	1,572,855	23,566	5.99%	1,464,238	20,627	5.63%
Non-interest earning assets	98,890			100,634			117,178
Total assets	$1,575,713			$1,673,489			$1,581,416
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$244,148	$1,961	3.21%	$219,162	$1,588	2.90%	$142,457	$111	0.31%
Money market accounts	454,883	4,238	3.73%	518,511	4,935	3.81%	313,077	1,913	2.44%
NOW accounts	82,831	183	0.88%	100,653	239	0.95%	127,124	146	0.46%
Certificates of deposit	230,616	2,958	5.13%	247,206	3,143	5.09%	185,470	1,731	3.73%
Total interest-bearing deposits	1,012,478	9,340	3.69%	1,085,532	9,905	3.65%	768,128	3,901	2.03%
Borrowings
Short-term borrowings	12,181	178	5.85%	6,011	64	4.26%	69,647	824	4.73%
Long-term borrowings	9,675	31	1.28%	9,708	32	1.32%	18,307	86	1.88%
Total borrowings	21,856	209	3.83%	15,719	96	2.44%	87,954	910	4.14%
Total interest-bearing liabilities	1,034,334	9,549	3.69%	1,101,251	10,001	3.63%	856,082	4,811	2.25%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	306,349			338,712			495,067
Other noninterest-bearing liabilities	12,041			14,212			20,469
Total liabilities	1,352,724			1,454,175			1,371,618
Total equity	222,989			219,314			209,798
Total liabilities and equity	$1,575,713			$1,673,489			$1,581,416
Net interest income		$12,486			$13,565			$15,816
Interest rate spread (2)			2.28%			2.36%			3.38%
Net interest-earning assets (3)	$442,489			$471,604			$608,156
Net interest margin (4)			3.38%			3.45%			4.32%
Average interest-earning assets to interest-bearing liabilities	142.78%			142.82%			171.04%
(1)	Interest earned/paid on loans includes $734,000, $649,000, and $1.2 million in loan fee income for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Performance Ratios:
Return (Loss) on average assets (1)	1.26%	0.70%	0.53%
Return (Loss) on average equity (1)	8.93%	5.33%	4.01%
Interest rate spread (1) (2)	2.28%	2.36%	3.38%
Net interest margin (1) (3)	3.38%	3.45%	4.32%
Non-interest expense to average assets (1)	3.23%	2.98%	3.34%
Efficiency ratio (4)	92.00%	81.88%	74.37%
Average interest-earning assets to
average interest-bearing liabilities	142.78%	142.82%	171.04%
Average equity to average assets	14.15%	13.11%	13.27%

	At	At	At
	March 31,	December 31,	March 31,
(Dollars in thousands)	2024	2023	2023
Asset Quality
Non-accrual loans:
Commercial real estate	$—	$—	$55
Residential real estate	357	376	224
Commercial	1,923	1,857	193
Enterprise value	—	1,991	4,397
Digital asset	10,071	12,289	26,602
Consumer	1	4	—
Total non-accrual loans	12,352	16,517	31,471
Total non-performing assets	$12,352	$16,517	$31,471

Asset Quality Ratios
Allowance for loan losses as a percent of total loans (5)	1.18%	1.61%	1.84%
Allowance for loan losses as a percent of non-performing loans	129.58%	130.60%	78.84%
Non-performing loans as a percent of total loans (5)	0.91%	1.23%	2.33%
Non-performing loans as a percent of total assets	0.74%	0.99%	1.85%

Capital and Share Related
Stockholders' equity to total assets	13.7%	13.3%	12.4%
Book value per share	$12.87	$12.55	$11.95
Market value per share	$9.10	$10.07	$6.84
Shares outstanding	17,659,146	17,677,479	17,693,818

(1)	Annualized.
(2)	Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented before the allowance but include deferred costs/fees.